UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 16, 2004

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida	33602
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01: Entry into a Material Definitive Agreement

In connection with the previously reported early retirement of Richard Lehfeldt as Senior Vice President – External Affairs of TECO Energy, Inc. (the company), the company entered into a separation agreement with Mr. Lehfeldt dated November 16, 2004. The agreement provides for Mr. Lehfeldt’s employment with the Company to end on December 31, 2004 and for him to receive a one-time separation payment equal to one and one-half times the sum of his (i) annual salary and (ii) target bonus. The agreement also provides for a lump sum payment to Mr. Lehfeldt of an amount equal to the present value of the retirement benefit that would be payable to him under his supplemental retirement agreement had it been fully vested and with credit for an additional two years of age and service. In addition, the agreement provides for (i) full acceleration of vesting of his outstanding stock options, (ii) full acceleration of vesting of his restricted stock, (iii) health and dental coverage until not later than June 30, 2006, and (iv) certain other benefits described in the agreement attached hereto as Exhibit 10.1. In exchange for these benefits, the agreement provides the Company with a general release of claims and a continuing confidentiality obligation from Mr. Lehfeldt. Reference is made to the agreement with Mr. Lehfeldt attached as Exhibit 10.1 to this current report on Form 8-K.

Section 5 – Corporate Governance and Management

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Paul L. Whiting was elected a member of the TECO Energy, Inc. and Tampa Electric Company Board of Directors on November 17, 2004. It is anticipated that Mr. Whiting will be considered for appointment to the Audit Committee of the TECO Energy, Inc. Board of Directors.

Section 9 – Financial Statements and Exhibits

Item 9.01: Financial Statements and Exhibits

(c)	Exhibits

10.1	Separation Agreement and General Release between TECO Energy, Inc. and Richard Lehfeldt, dated November 16, 2004.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2004	TECO ENERGY, INC.
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Executive Vice President
and Chief Financial Officer (Principal Financial Officer)

3

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
10.1	Separation Agreement and General Release between TECO Energy, Inc. and Richard Lehfeldt, dated November 16, 2004.

4